Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 3, 2006 relating to the consolidated financial statements and financial statement schedule of TAP Pharmaceutical Products, Inc. and subsidiaries, appearing in and incorporated by reference in the Annual Report on Form 10-K of Abbott Laboratories and subsidiaries for the year ended December 31, 2005 and to the references to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2006